EXHIBIT 23-A


                 CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sprint Retirement Savings Plan and the Sprint Retirement Savings Plan for Bargaining Unit Employees of Sprint Corporation (the "Plans") of our reports (a) dated February 4, 2002, with respect to the consolidated financial statements and schedule of Sprint Corporation included in Sprint Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2001, and (b) dated June 1, 2001, with respect to the financial statements and schedules of the Plans included in the Plans' Annual Reports (Form 11-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                   /s/ Ernst & Young LLP


Kansas City, Missouri
April 12, 2002